Exhibit 2.01

MINTZ & FRAADE, P.C.
COUNSELORS AT LAW
488 MADISON AVENUE
NEW YORK, NEW YORK 10022

OF COUNSEL
TELEPHONE	JAY D. FISCHER
(212) 486-2500	E DWARD C. KRAMER
KEVIN J. MCGRAW
_______	ARTHUR L. PORTER, JR
JON M. PROBSTEIN
TELECOPIER	SEYMOUR REITKNECHT
(212) 486-0701	I. FREDERICK SHOTKIN
JOSEPH J. TOMASEK

May 9, 2011

Fast Fix, Inc.
330 Madison Avenue, 6th Floor
New York, NY 10017

Attn: Craig Eckert, CEO

Re:	Retainer Agreement

Gentlemen:

This letter will set forth our agreement (“Retainer Agreement”) with respect to the engagement of our professional and paraprofessional services by Fast Fix, Inc., a Delaware corporation (the “Company,” “Fastfix”).  This Retainer Agreement replaces and supersedes the agreement between the Company and Mintz & Fraade, P.C. (“M&F”), dated May 6, 2011.

1. We agree to provide the Company with the following professional and paraprofessional services (the “Services”):

A. Preparation of an Acquisition Agreement pursuant to which the Stockholders of the Company shall acquire approximately 88% of a public shell company (“PubCo.”), and the Company shall become a wholly-owned subsidiary of PubCo. (the “Acquisition”);

B. Attend the closing of the Acquisition;

C. Prepare a Super 8-K with respect to the Acquisition which shall be filed with the Securities and Exchange Commission within four business days after the close of the Acquisition;

D. Prepare a Post-Effective Amendment to the Registration Statement which shall be filed with the Securities and Exchange Commission;

E. Preparation of the documents for a market maker to file a Form 211 for quotation of the Company’s securities upon the Over the Counter Bulletin Board;

F. Preparation of either: (i) one Registration Statement to be filed with the SEC or (ii) one Private Placement Memorandum, with respect to raising funds for the Company;

G. Except as otherwise provided in Article “4” of this Retainer Agreement, completion of forms for compliance with state blue sky laws for no more than twelve (12) states for investors in a private offering or a public offering pursuant to the Registration Statement, as the case may be; and

H. Preparation of minutes for Board of Directors and Stockholders’ Meetings limited to the subject matter of this Retainer Agreement.

I. The Services listed in this Article “1” of this Retainer Agreement shall be completed on, or prior to, December 31, 2011.

2. Our fee for our Services shall be one hundred thousand ($100,000) dollars payable from fifty percent (50%) of the first two hundred thousand ($200,000) dollars received after the first three hundred thousand ($300,000) dollars received (50% of the first $300,000 received is the payment for redemption of eighty-eight (88%) percent of the common stock of PubCo.) from any source including, but not limited to: (A) the sale of shares of the Company to the public pursuant to a Registration Statement or (B) the sale of shares of the Company pursuant to a Private Placement Memorandum.

3. The fee set forth in Article “2” of this Retainer Agreement shall not include any services which are not set forth in Article “1” of this Retainer Agreement.  Our additional fees for services which are not included in Article “1” of this Retainer Agreement shall be mutually agreed upon by us prior to the commencement of any services.

4. The fees which are set forth in Article “2” of this Retainer Agreement include fees (but not expenses) for the services set forth in Paragraph “F” of Article “1” of this Retainer Agreement with respect to the completion of forms for compliance with state blue sky laws for no more than twelve (12) states for investors in a private offering or a public offering pursuant to the Registration Statement.  However, you agree to pay additional fees if the forms for compliance with state blue sky laws are completed in more than twelve (12) states for initial investors in a private offering or a public offering or if the Company’s securities are offered in states with relatively stringent and difficult state securities compliance laws.  Our additional fees shall be mutually agreed upon by us prior to the commencement of any services.

5. In addition to the fees which are set forth in Articles “2”, “3” and “4’ of this Retainer Agreement, you agree to pay all of our reimbursable expenses in connection with the services to be rendered hereunder, including, but not limited to, photocopies, long distance telephone, word processing, overnight deliveries, computerized research, secretarial overtime, meals, postage, taxis, messenger services, facsimiles, and travel expenses.  Any payment which is due to us pursuant to this Article “5” of this Retainer Agreement shall be made within fifteen (15) days after we mail our bills for such expenses; provided, however, that all expenses with respect to filing fees and travel expenses shall be advanced to us by you and we shall not be obligated to incur any of such expenses until such time as we are in receipt of such advance payment from you.

6. All records and files will be retained and disposed of in compliance with our policy in effect from time to time.  Subject to future changes, it is our current policy not to retain records related to a matter for more than five years from the date the matter is opened.  We intend to destroy all records which we are not obligated to retain, legally or otherwise, upon the expiration of five years.  Upon your prior written request, we will return records to you prior to their destruction.  It is not administratively feasible for us to advise you of the closing of a matter or the disposal of records.  We recommend, therefore, that you maintain your own files for reference or make a written request for your files at the conclusion of a matter.  If you have any questions concerning our records retention policy, please contact us.

7. Either of us shall have the right to discontinue our representation of you at any time and for any reason.  If either of us discontinues our representation of you, you agree to pay us for all of our expenses through the date of termination pursuant to Paragraph “5” of this Retainer Agreement. In addition, we shall be entitled to a fee based upon the reasonable value of the services rendered by us through the date of termination. If we cannot agree upon the reasonable value of our services, then we agree to submit such determination to arbitration in accordance with Paragraph “D” of Article “9” of this Retainer Agreement.  In determining “reasonable value,” a major factor to be considered by the arbitrators shall be the percentage of the Services which we have completed at the time of discontinuance of our representation of you in relation to the agreed fee of one hundred thousand ($100,000) dollars for all of the Services pursuant to Article “2” of this Retainer Agreement.

8. We hereby advise you that we are not aware of any conflicts with respect to our representation of you pursuant to this Retainer Agreement.

9.           Miscellaneous.

A.           Headings. The headings contained in this Retainer Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Retainer Agreement.

B.           Enforceability.  If any provision which is contained in this Agreement, should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any State of the United States, such invalidity or unenforceability shall not affect any other provision of this Retainer Agreement and in this Retainer Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

C.           Notices.  Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, (ii) overnight delivery with confirmation of delivery or (iii) electronic mail (“E-mail”) or facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to Fast Fix:                                         Fast Fix, Inc.
330 Madison Avenue, 6th Floor
New York, NY  10017
Attention: Mr. Craig Eckert, President and CEO
Facsimile No.: (   )
E-mail address: craig.d.eckert@gmail.com

If to M&F:                                             Mintz & Fraade, P.C.
488 Madison Avenue, Suite 1100
New York, NY  10022
Attention: Frederick M. Mintz, Esq.
Facsimile No.: (212) 486-0701
E-mail address: FMM@mintzfraade.com

or in each case to such other address, E-mail address and facsimile number as shall have last been furnished by like notice.  If all of the methods of notice set forth in this Paragraph “C” of this Article “9” of this Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses.  Each notice or communication shall be deemed to have been given as of the following applicable dates:

(i)           If sent by mail, five (5) days after the later of sending by (a) certified mail, postage prepaid, return receipt requested or (b) first class mail.

(ii)           If sent by overnight delivery, as of the date of delivery with confirmation of delivery.

(iii)           If sent by E-mail or facsimile, either: (a) as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by E-mail or facsimile or (b) if a copy thereof is not mailed by first class mail on the date sent by E-mail or facsimile, then five (5) days after sending by first class mail.

D.           Governing Law; Disputes.  In order to induce M&F to enter into this Retainer Agreement, including, but not limited to, the provisions of this Paragraph “D” of this Article “9” of this Retainer Agreement, and in view of the fact that: (i) the Company’s offices are located in the State of New York; (ii) PubCo.’s offices are located in the State of New York, (iii) M&F’s offices are located in the State of New York; and (iv) it is contemplated that virtually all of M&F’s services rendered with respect to this representation will be rendered in the State of New York, the parties agree that:

i. This Retainer Agreement shall in all respects be construed, governed, applied and enforced in accordance with the laws of the State of New York and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York, without giving effect to the principles of conflicts of law.  Moreover, the parties agree that pursuant to Section 5-1401 of the General Obligations Law of New York, if applicable, this Retainer Agreement shall in all respects be construed, governed, applied and enforced in accordance with the laws of the State of New York and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York, without giving effect to the principles of conflicts of law.

ii. The parties agree that they shall be deemed to have agreed to binding arbitration in New York, New York, with respect to the entire subject matter of any and all disputes relating to or arising in connection with this Retainer Agreement, including, but not limited to, any fee disputes or claims; provided, however, that any claims by you alleging professional malpractice shall not be subject to this Subparagraph “ii” of this Paragraph “D” of this Article “9” of this Retainer Agreement and shall be governed by Subparagraph “iii” of this Paragraph “D” of this Article “9” of this Retainer Agreement.  Any such arbitration shall be before one arbitrator and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York.

By executing this Retainer Agreement, you acknowledge that you have read and that you understand Section 137 of the Compilation of Codes, Rules and Regulations of the State of New York (“NYCRR”) and the written instructions and procedures for the local program designated to resolve fee disputes between attorneys and clients, a summary of which is annexed hereto as Exhibit “A”.  By executing this Retainer Agreement, you acknowledge that you understand that you are waiving your rights to a trial with respect to any and all disputes relating to or arising in connection with this Retainer Agreement, including, but not limited to, any fee disputes or claims; provided, however, that any claims by you alleging professional malpractice shall not be subject to this Subparagraph “ii” of this Paragraph “D” of this Article “9” of this Retainer Agreement and shall be governed by Subparagraph “iii” of this Paragraph “D” of this Article “9” of this Retainer Agreement.  In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction.  The parties specifically designate the Courts in the City of New York, State of New York as properly having venue for any proceeding to confirm and enter judgment upon any such arbitration award.  The parties hereby consent to and submit to personal jurisdiction over each of them by the Courts of the State of New York in any action or proceeding to enforce the arbitration award, waive personal service of any and all process and specifically consent that in any such action or proceeding, any service of process may be effectuated upon any of them by certified mail, return receipt requested, to the addresses which are set forth on page one of this Retainer Agreement or in each case to such other addresses as shall have last been furnished by the like notice.  The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrator shall be entitled to such costs and attorney’s fees, if any, in connection with such arbitration as may be awarded by the arbitrators; provided, however, that if a proceeding is commenced to confirm and enter a judgment thereon by the Courts of the State of New York and such application is denied, no such costs or attorneys fees shall be paid.  In connection with the arbitrator's determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom.  In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing signed by the other party by fifteen (15%) percent or more.  For example, if the party initiating arbitration (“A”) seeks an award of $10,000 plus costs and expenses, the other party (“B”) has offered A $5,000 prior to the commencement of the arbitration proceeding, and the arbitrator awards any amount less than $5,750 to A, the arbitrator should determine that B has “prevailed.”  The parties specifically designate the Courts in the City of New York, State of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award.  The parties hereby consent to and submit to personal jurisdiction over each of them by the Courts of the State of New York in any action or proceeding, waive personal service of any and all process and specifically consent that in any such action or proceeding, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with this Retainer Agreement.

The arbitrator shall have no power to award non-monetary or equitable relief of any sort.  It shall also have no power to award (a) damages inconsistent with any applicable agreement between the parties or (b) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum.  In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitrator have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitrator upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential.  The parties and the arbitrator may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in New York, New York.  Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

iii. Any claim by you with respect to allegations of professional malpractice shall be required to be commenced solely in the Supreme Court of State of New York, County of New York, and you irrevocably waive any right to the following: (A) a trial by jury; and (B) removal of any action from the Supreme Court of the State of New York, County of New York, to any United States District Court, including, but not limited to, the United States District Court for  the Southern or Eastern Districts of New York.  With respect to any claims by you alleging professional malpractice the parties hereby: (1) consent to and irrevocably and exclusively submit to personal jurisdiction over each of them by the Supreme Court of the State of New York, County of New York, and (2) waive personal service of any and all process and specifically consent that in any such action or proceeding, any service of process may be effectuated upon any of them by certified mail, return receipt requested, to the addresses set forth on page one of this Retainer Agreement, or to such other address as shall be designated by written notice to the other party.

E.           Expenses.  Each party to this Retainer Agreement shall bear and pay its own costs and expenses incurred in connection with the execution and delivery of this Retainer Agreement and the transactions set forth in this Agreement.

F.           Entire Agreement.  This Retainer Agreement and all documents and instruments referred to herein (i) constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, excluding any agreements which are referred to in this Retainer Agreement or any of the documents or instruments required to be executed pursuant to this Agreement, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.  Each party to this Retainer Agreement agrees that, except for the representations and warranties contained in this Agreement, no party makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Retainer Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure of any documentation or other information with respect to any one or more of the foregoing.

G.           Confidentiality.  The Parties agree that the terms of this Retainer Agreement are confidential and they shall not make public disclosure of the terms of this Retainer Agreement, except: (i) as may be required by law, (ii) in connection with litigation or other legal proceeding against a party, (iii) by judicial or other compulsory process, including, without being limited to, any court order, (iv) as may be required by any federal and/or state regulatory agency, or (v) as may be required in connection with its obligations under federal securities laws and pursuant to the Securities and Exchange Commission or listing requirements.  If either party intends to make a disclosure of the terms of this Retainer Agreement as required by law, by judicial or other compulsory process, including, without being limited to, any court order, by any federal and/or state regulatory agency, or as may be required in connection with its obligations under federal securities laws, such party shall notify the other party, if feasible, in advance of any such disclosure.  The Parties agree that the terms of this Paragraph “G” of this Article “9” of this Retainer Agreement regarding confidentiality are not material to this Retainer Agreement and any breach of this paragraph shall not be considered a material breach of this Retainer Agreement.  In the event of such a breach of this Paragraph “G” of this Article “9” of this Agreement, the non-breaching party shall only be entitled to injunctive relief and/or monetary damages for actual harms caused by the breach.

H.           No Assignment. The parties hereby agree that the obligations under this Agreement shall not be transferred or assigned to any third parties without the prior written consent of each party to this Agreement.

I.           Construction.  This Retainer Agreement was drafted by M&F, on behalf of itself.  Each of the parties hereto agrees that this Retainer Agreement shall not be construed more strictly against M&F regardless of any presumption or rule requiring construction against the party who drafted this Retainer Agreement.

J.           Further Assurances.  The Parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

K.           Non-Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach.

L.           Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

M.           Facsimile and E-mail Signatures.  Any signature which is delivered via facsimile or via E-mail in portable document format (“.pdf”) shall be deemed to be an original and have the same force and effect as if such facsimile or .pdf signature were the original thereof.

N.           Binding Agreement.  This Retainer Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

O.           Binding upon Execution and Delivery. No party to this Retainer Agreement shall be bound hereby until fully executed counterparts to this Retainer Agreement have been executed by, and delivered to, each party, or their respective attorneys, by all other parties or their respective attorneys.

P.           Construction.  Each of the parties hereto further agrees that this Retainer Agreement shall not be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party who drafted this Retainer Agreement.

Q.           Modifications.  This Retainer Agreement may not be changed, modified, extended, terminated or discharged orally, except by a written agreement specifically referring to this Retainer Agreement which is signed by the Company and PubCo.

You should consult another attorney of your choosing with respect to the terms of this Retainer Agreement.  We cannot advise you with respect to this Retainer Agreement because we would have a conflict of interest in doing so.

The undersigned have read and understood this Retainer Agreement.  The undersigned acknowledge that this Retainer Agreement is subject to binding arbitration as provided in Paragraph “D” of Article “9” of this Retainer Agreement.  When signed, this letter will be a legally binding Retainer Agreement.  Your signatures acknowledge that you understand the basis of the fee and agree to be responsible for payment regardless of the amount.

Kindly confirm your retention of our firm upon the terms which are set forth above and your agreement to arbitrate any disputes arising out of our representation hereunder by signing the enclosed copy of this letter and returning same to the undersigned.

We look forward to continuing to work with you.

Very truly yours,

Mintz & Fraade, P.C.

By: __________________________
       Frederick M. Mintz
Agreed to:

Fast Fix, Inc.

By: __________________________________
      Craig Eckert, President and CEO

Enclosures: 1